MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.     The present name of the corporation is: O.A.K. FINANCIAL CORPORATION

2.     The identification number assigned by the Bureau is: 467551

3.     Article  III  of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

The total authorized capital stock is 4,500,000 shares, of which four million (4,000,000) shares shall be common stock, par value $1.00 per share, and five hundred thousand (500,000) shares shall be preferred stock, without par value.

The authorized shares of common stock of the par value of one dollar ($1.00) per share are all of one class with equal voting power, and each share shall be equal to every other such share.

The shares of preferred stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

COMPLETE ONLY ONE OF THE FOLLOWING:

4.     Profit or Nonprofit Corporation: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the ____ day of ________________, ________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this ___ day of _______________, ____

_______________________________________________ (Signature)	_______________________________________________ (Signature)

_______________________________________________ (Type or Print Name)	_______________________________________________ (Type or Print Name)

_______________________________________________ (Signature)	_______________________________________________ (Signature)

_______________________________________________ (Type or Print Name)	_______________________________________________ (Type or Print Name)

5.    Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation was duly adopted on the 9th day of January, 2009, by the: (check one of the following)

[X]	shareholders at a meeting in accordance with Section 611(3) of the Act.

[_]	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

[_]	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

[_]	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 9th day of January, 2009

By __________________________________________
(Signature of an authorized officer or agent)

              PATRICK K. GILL
(Type or Print Name)